Exhibit 15

July 15, 2014

The Board of Directors of Sunbeam Holdings, L.P.
1613 N. Harrison Parkway, Suite 200
Sunrise, FL 33323

We have reviewed, in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim financial information of Sunbeam Holdings, L.P. and Subsidiaries for the three-month periods ended March 31, 2014 and 2013, and have issued our report dated June 6, 2014. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Current Report on Form 8-K of AmSurg Corp. dated June 23, 2014, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida